Exhibit 17.1

Date:                      September 4, 2007

Brian Bonar,
Chairman & CEO
Dalrada Financial Corp.
9449 Balboa Avenue, Suite 210
San Diego, CA 92123

Re: Resignation from Dalrada Board of Directors
       Effective September 4, 2007

Brian:

Please accept this letter as resignation on behalf of Archway Insurance Group, LLC and its designated member effective today, Tuesday September 4, 2007, as a member of the Dalrada Financial Corporation Board of Directors.

Please accept my wishes for continued success and my thanks to all for continued friendship.

Sincerely,

/s/ H. James. Agnew
________________________
     H. James Agnew

Cc:    Board of Directors Dalrada Financial Corporation